Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
      1) Registration Statement (Form S-3 No. 333-122451) of Technical Olympic USA, Inc.,
      2) Registration Statement (Form S-4 No. 333-122450) of Technical Olympic USA, Inc., and
      3) Registration Statement (Form S-8 No. 333-99307) of Technical Olympic USA, Inc.
of our reports dated March 8, 2005, with respect to the consolidated financial statements of Technical Olympic USA, Inc., Technical Olympic USA, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Technical Olympic USA, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Ernst & Young LLP
Certified Public Accountants
Miami, Florida
March 8, 2005